Exhibit 10.23

R.R. DONNELLEY & SONS COMPANY

DIRECTOR RESTRICTED STOCK UNIT AWARD

This Restricted Stock Unit Award (“Award”) is granted as of this XXXXXXXX (the “Grant Date”) by R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), to XXXXX (“Grantee”). This Award is made to Grantee pursuant to the provisions of the Company’s 2004 Performance Incentive Plan (the “2004 PIP”). Capitalized terms not defined herein shall have the meanings specified in the 2004 PIP.

1. Grant of Award. The Company hereby credits to Grantee XXXXX restricted stock units (the “RSUs”), subject to the restrictions and on the terms and conditions set forth herein. Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.

2. Issuance of Common Stock in Satisfaction of Restricted Stock Units.

(a) Except to the extent otherwise provided in paragraph 2(b) or (c) below, on each of the first, second and third anniversary of the Grant Date (the “Vesting Dates”) the number of shares of Common Stock (or, in the Company’s discretion, cash based on the fair market value of the Common Stock on the date of distribution) equal to one-third of the RSUs and cash in the amount of Dividend Equivalents (as defined below) earned with respect to such RSUs pursuant to paragraph 4 below shall be delivered to Grantee within 60 days of the Vesting Date in accordance with the terms of the 2004 PIP.

(b) On the date Grantee ceases to be a member of the Board of Directors of the Company (the “Board”) (and has otherwise separated from service with the Company within the meaning of Treasury Regulation § 1.409A-1(h)), shares of Common Stock (or, in the Company’s discretion, cash based on the fair market value of the Common Stock on the date of distribution) with respect to any remaining RSUs and cash in the amount of Dividend Equivalents earned with respect to such RSUs pursuant to paragraph 4 below shall be delivered to Grantee within 60 days of such separation from service in accordance with the terms of the 2004 PIP.

(c) Upon the Acceleration Date associated with a Change in Control, shares of Common Stock (or, in the Company’s discretion, cash based on the fair market value of the Common Stock on the date of distribution) with respect to any remaining RSUs and cash in the amount of Dividend Equivalents earned with respect to such RSUs pursuant to paragraph 4 below shall be delivered to Grantee within 60 days of the Change in Control in accordance with the terms of the 2004 PIP.

(d) Each RSU shall be cancelled upon the issuance of a share of Common Stock (or cash) with respect thereto.

3. Fractional Shares. Any fractional shares of Common Stock that would otherwise be deliverable as set forth above, shall be paid in cash based upon the fair market value of a share of Common Stock on the date of distribution.

4. Dividends. Dividends or other distributions that are payable (other than dividends or distributions for which the record date is prior to the date hereof) during the period commencing on the date hereof and ending on the date on which no RSUs shall remain outstanding (due to issuance of shares of Common Stock (or cash) in satisfaction of RSUs pursuant to paragraphs 2 and 3) on a like number of shares of Common Stock as are equal to the number of RSUs then outstanding shall be credited to a book keeping account for Grantee (the “Dividend Equivalents”). Such accounts shall be credited quarterly (beginning on the last day of the calendar quarter in which the first credit to the account was made) with an amount of interest on the balance (including interest previously credited) at an annual rate equal to the then current yield obtainable on United States government bonds having a maturity date of approximately five years.

5. Rights as a Shareholder. Prior to issuance, Grantee shall not have the right to vote, nor have any other rights of ownership in, the shares of Common Stock to be issued in satisfaction of the RSUs.

6. Withholding Taxes.

(a) As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable and allowable laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award and any Dividend Equivalents. If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b) Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award and any Dividend Equivalents (the “Tax Date”), equal to the Required Tax Payments, or (3) directing the Company to withhold a number of shares of Common Stock (or cash) otherwise issuable to Grantee pursuant to this Award and any Dividend Equivalents having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or any combination of (1)-(3). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full. For purposes of this

Award and any Dividend Equivalents, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date as reported in the New York Stock Exchange-Composite Transactions, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7. Miscellaneous .

(a) The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b) This Award shall be governed in accordance with the laws of the State of Illinois.

(c) This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(d) Neither this Award nor the RSUs nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution.

(e) The Committee, as from time to time constituted, shall have the right to determine any questions which arise in connection with this Agreement, the RSUs or the Dividend Equivalents. This Agreement and the RSUs are subject to the provisions of the 2004 PIP and shall be interpreted in accordance therewith.

(f) This Award is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. This Award shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this paragraph. If any compensation or benefits provided by this Award may result in the application of section 409A of the Code, the Company shall, in consultation with you, modify this Award as necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R.R. Donnelley & Sons Company

By:
Name:	Heidi Marnoch
Title:	SVP, Comp and Benefits

Accepted:
[Grantee Signature]